Final Transcript

Conference Call Transcript TWTR — Q2 2005 Tweeter Home Entertainment Group Earnings Conference Call Event Date/Time: Apr. 28. 2005 / 10:30AM ET Event Duration: 38 min

CORPORATE PARTICIPANTS

Joe McGuire
Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

CONFERENCE CALL PARTICIPANTS

Vivian Ma
CIBC World Market — Analyst

Naomi Kooker
BBJ — Analyst

Frank Brown
Suntrust Robinson Humphrey — Analyst

Scot Ciccarelli
RBC — Analyst

William Armstrong
C.L. King & Associates — Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Tweeter quarterly earnings conference call. At this time listeners are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time. (OPERATOR INSTRUCTIONS) As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference Mr. Joe McGuire. Mr. McGuire, you may begin sir.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Thank you. Good morning everyone and thank you for participating in Tweeter Home Entertainment Group’s fiscal 2005 second-quarter earnings conference call. My name is Joe McGuire, and I am the interim CEO and Chief Financial Officer. Also with us today is Philo Pappas, our Senior Vice President of Merchandising. I would like to start with a brief statement about forward-looking statements after which we will discuss the general business for the quarter. After these brief presentations we will open it up to questions.

Certain statements contained in today’s press release and statements that may be made during this conference call including words such as expects, beliefs, plans, anticipates and similar language constitute forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated. Participants are cautioned not to place undue reliance on these forward-looking statements and to refer to recent company filings on form 10-K filed with the SEC for a more thorough discussion of risk factors associated with the Company.

Copies of today’s press release and all other releases and SEC filings are available at our Investor Relations website www.TWTR.com. Now let me start with a brief summary. We did not achieve our internal target for the March quarter as we had a difficult January and were unable to recover from it. If you recall calendar wise this year Super Bowl was in February; last year it was in January so we did have the timing difference of that event, but February’s comps while positive and March comps while positive are not about to enough to overcome the shortfall in January.

For the quarter ended March 31, total revenue from continuing operations decreased 1% to 185 million from 186 million in the same period last year. Comp store sales were down 4% for the quarter. Net loss from continuing operations was 27.1 million and diluted loss per share from continuing operations was $1.10 for the quarter ended March 2005. Included in the quarter was a non-cash impairment charge for $22.2 million that was related to the write-off of our deferred tax asset. After analysis and in light of our store closing plan, we determined that that asset needed to be written off.

Without the impairment charge net loss from continuing operations would have been 4.9 million and diluted loss per share from continuing operations would have been $0.20. For the same period last year net loss from continuing operations was 4.4 million and diluted loss per share from continuing operations was $0.18. Our operating loss from continuing operations for the quarter was 7.9 million compared to 7 million for the same period last year. As a percentage of revenue, operating loss from continuing operations was 4.3% compared to an operating loss from continuing operations of 3.8% last year.

This is primarily due to a 150 basis point increase in gross margin offset by a 400 basis point increase in selling expenses and a 70 basis point increase in corporate expenses. Today we announced plans to close 19 stores. We have been focused for the last ten years on opening stores. The reality is that all large retailers close underperforming stores, but it is done in the context of managing the real estate portfolio and happens in small increments on a regular basis. Going forward we will engage in a regular process of new store openings where we think we can bring growth in a market and stores closing where units aren’t contributing. By following a regular process of closing underperforming stores and adding new stores that contribute at a higher rate, we believe we will over time increase the performance of the whole fleet.

Our expectation is that the costs related to the store closings will be between 25 and $30 million, of which approximately 9.7 million will be non-cash charges. The non-cash charge is for write-off of fixed assets. The remaining costs will be the costs related to estimated lease terminations, severance costs and other costs related to the closing of the stores. As a result of the store closings and the other expense reductions happening in addition to the store closings, we expect to reduce our total workforce by about 6%.

The 19 stores that we plan on closing account for 11% of our stores. For the last 12 months these 19 stores have represented only 4.7% of our revenue, yet 32% of our operating loss. The reality is that most of these stores just do not fit our new services centric model, and aren’t properly located to serve their customer.

A couple of other details from the quarter. The majority of the increase in gross margin rate is attributable to approved vendor programs. Selling expenses as a percent of sales increased as a result of 200 basis point increases in compensation costs in the stores and in our installation hubs. Vehicle costs, insurance costs and financing fees contributed 80 basis points to the increase with the balance coming from increases in occupancy costs and depreciation expenses.

Corporate and administrative expenses increased 1.3 million. This was attributable to increased compensation costs and increased fees for consulting and other professional services. Our balance sheet continues to be our bright spot as we are still seeing favorable results with our efforts on capital efficiency as our supply chain, inventory management and cash conversion cycle initiatives continue to improve. We reduced our cash conversion days by 7 year-over-year and 4 days this quarter. Net inventory finished the quarter at 109 million, down 15 million compared to the prior year at 124 million. And inventory turns broke 4 this quarter compared to last year’s 3.7 a 30 basis point improvement year-over-year. Long-term debt declined 6% or $3 million to 44 million compared to 47 million for the same period last year.

And our in-home labor sales for the quarter increased 52% over the same quarter last year. This continues to become more important in our overall mix as it was 5.2% of our revenue for this quarter compared to 3.4% for the same period last year. Flat-panel televisions comprised of both LCD and plasma technologies was 24% of our revenue mix for the quarter ended March compared to 19% for the same quarter last year. Projection TV was 20% of our revenue compared to 26% for the prior year, and just as an aside, that continues the trend that we saw in December with the fastest growth coming in flat-panel and the growth rate of Projection continuing to slow for us.

Two televisions are now down to less than 2% of our revenue mix compared to 5% last year. So I believe this is the last quarter I will continue to discuss two televisions as part of our mix. Mobile multimedia grew 11% year-over-year for us and as a percent of revenue grew 20 basis points. It continues to be a strong category with good potential, and we expect satellite and HD radio to be additional drivers of the mobile category really for the next couple of years.

And the update on our new store prototype in Las Vegas that we opened the end of January is still running positive; average ticket for that store is running about 50% higher than the average of our other stores and gross margin per ticket is running about 80% higher. The percentage of revenue resulted from services in this store is almost three times that of the Company average. So again, while still fresh and new and not particularly actionable the early reads out of that store continue to be favorable.

And that does it for prepared remarks. We will open it up for questions. Operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Frank Brown from Suntrust Robinson Humphrey.

Frank Brown - Suntrust Robinson Humphrey — Analyst

Could you talk a little bit about the advertising spending in the second quarter compared to the first quarter? I know that was an important factor in the first quarter’s expense ratio, and we are talking a lot more about store labor in the second quarter.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Correct. So advertising was up a little bit for the second quarter this year compared to the second quarter last year, but not dramatically — not to the dramatic level that it was in the first quarter. The computation (ph) costs were the single biggest push in our selling expenses, and a little more than half of that came from the increase in the number of our installers.

Frank Brown - Suntrust Robinson Humphrey — Analyst

Could you talk a little about the number of installers? I guess we are at a run rate now for the installation business of like 40 million. And I guess I am trying to get a feel for the number of installers, both at the hubs and in the stores, and what kind of a revenue it would take to get to breakeven on that business.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Right, so we actually expect to make a little bit of money on the installation business this year. We showed a profit in the September quarter. We showed a profit in the December quarter. I think we will actually breakeven on that business here in the March quarter. You know, we started the year with about 480. Currently we have about 559, and the bulk of that increase came during the March quarter.

Frank Brown - Suntrust Robinson Humphrey — Analyst

And I guess in the press release you said that you came in at pretax line about 2 million worse than the internal plan. And I think you talked about the possibility that the company would generate a small profit for the year. In the second half of the year based on what you saw in the second quarter, would that change anything in your second half outlook, or would we kind of be thinking of a small profit for the year less 2 million?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

So what I would say is that as just a matter of policy is that we’re not going to guide. But since I just told you that we’re going to put about $25 to $30 million of expenses through the P&L in the June quarter for the store closing plan that that completely precludes the possibility that there would be a profit for the year.

Frank Brown - Suntrust Robinson Humphrey — Analyst

But if we could talk about excluding those onetime charges for store closures.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Right, but I am not going to do that because I really don’t want to do anything that is going to sound like I am providing guidance.

Frank Brown - Suntrust Robinson Humphrey — Analyst

Okay. Thank you very much.

Operator

Scot Ciccarelli with RBC capital.

Scot Ciccarelli - RBC — Analyst

A couple questions. The first is just on the expense side. Obviously you guys continue to add installers and infrastructure here. What kind of trends should we see going forward? Obviously you have done a good job on the gross margin line but it feels like expenses continue to run higher than I guess maybe I would’ve thought. What is the right way to be thinking about this?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

That is a great question. The reality is is that as we continue to move our model to a more services-centric model you’re going to see the results of those expenses come up lumpy. So we’ve shown great productivity improvements on that line in the December quarter, and now you’re seeing the reverse of that happen in the March quarter since we added a good slug of bodies. And I think that that lumpiness for that business until that business starts to become better than 10% of our revenue that kind of lumpiness as we add and change is going to continue. It is one of the hardest things that we struggle with in terms of our ability to predict its net impact just because as you add people into the mix the productivity ramp is very different.

Scot Ciccarelli - RBC — Analyst

Okay. Maybe a different way of kind of getting to the same thing is, is there a certain goal you guys have in terms of adding certain number of bodies over the course or over the balance of the year?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

So that’s also interesting because what we’ve done with the installation group so far is normally for all of our other lines of businesses or any store you have a recruiting plan where you actually have that detail, right, you are supposed to get two people in this location, one person in this location. The HR group has had a pretty open-ended recruiting plan that sort of ends in just hire as many as you can because we’ve had some difficulty with doing that. One of our debates right now is as we go through the summertime should we put a cap on that or not, and I will tell you we haven’t answered that question because even with the additional capacity while we are not as far out here in April as we have been at other times of the year, I will tell you that with the exception of the Florida market we are still not at a place where we feel we are able to meet demand as quickly as we would like.

So that kind of headcount modeling for our installers particularly as we go through the summer is tricky. But I will tell you and there has been some debate around here because we also want to provide at least a little bit of a ramp to that group as we head into the holiday season. Because we believe that with the activity happening in terms of average price points, particularly on our fastest-growing categories on the larger flat-panel television, that the needs for that installation capacity will be greater than ever in the fall. And so it is an issue that we will continue to wrestle with and try to make an intelligent decision around balancing, managing current costs with trying to increase future capacity.

Scot Ciccarelli - RBC — Analyst

And then the last question is I guess a little bit more theoretical. Just in terms of some of the things that Best Buy said yesterday regarding stand-alone geek squad stores, what is your take on that? It sounds like if I kind of envision what they are trying to do they are creating outposts, if you will, for their service capabilities. What is your take, and what kind of impact do you think it could have on your business?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

There is a part of me that says, oh, dear they are doing that. There is another part of me that says isn’t it wonderful that they validated our strategy. Clearly all American consumers and what Best Buy is saying is that it is not just American consumers that sit at Tweeters income level, but all American consumers want a higher level of service in the home. Because the geek squad is very focused on providing that around your computers and peripherals. So I would tell you that that sounds to me that they agree that that movement or that need to provide services into the digital home is clearly going to be a place that grows, and I agree with that.

Scot Ciccarelli - RBC — Analyst

Okay, great. Thanks, Joe.

Operator

William Armstrong with CL King and Associates.

William Armstrong - C.L. King & Associates — Analyst

A couple of questions. I guess the first one your gross margin was actually up a little bit year-over-year. Now in your April 5th release you basically said they were flat. Where did the upside come from?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

The upside came from a reconciliation of vendor programs, and what I will tell you is that even though the margin is up some year-over-year, and that’s good, our internal plan had that margin actually up a little but more. True our February — in February every year we do clearance events, and we did an unbelievably great job of cleaning what was already a clean inventory, and we were probably more aggressive than we should’ve been and left some yield on the table a little bit different than plan. So yes, the margin is up a little bit, year-over-year. I would tell you that internally we are probably planned it to be up a little bit more than that. And the difference between my comments in the sales release and today is actually set to the quarter when we reconcile out the vendor programs that provided a little additional money.

William Armstrong - C.L. King & Associates — Analyst

Okay, and the second question regards the 19 stores that you are closing. Could you give us a little more color in terms of when these are going to close, and is there any geographical concentration?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

So what’s happening now is we announced to those stores last night that they were closing, and we are going to be running inventory liquidation events in those 19 stores. And we expect those to run generally about eight weeks. Some might run a little shorter. Some might run a little longer but generally speaking about eight weeks. I will tell you that the stores are pretty much all over the country. There is three in Pennsylvania, there is one in Alabama, there is one in South Carolina, there is one in Tennessee, there is one in Texas, there’s three in California, two in Illinois, three in Georgia, three in Florida, one in Arizona. So we are pretty much all over the place.

William Armstrong - C.L. King & Associates — Analyst

And are these mostly older stores? Or smaller stores? And is there any common thread there?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

No, there’s a mix. Some of them we have opened recently, like I think of one, Spartanburg we opened recently was just a store didn’t ever gain traction. Some of these stores are left over from acquisitions. Some of these are stores that are in single markets where the demographics may be in the heyday were marginal, but now over time they have continued to decline. So I mean the common theme for them is that they are not contributing.

William Armstrong - C.L. King & Associates — Analyst

And then finally the two stores that you’re planning to open in Bowie, Maryland and Henderson, Nevada, any approximation as to which quarters those would open up in just for modeling purposes?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Bowie opens up in the June quarter, Henderson will open up in the September quarter.

William Armstrong - C.L. King & Associates — Analyst

Great. Thank you.

Operator

Vivian Ma of CIBC World Market.

Vivian Ma - CIBC World Market — Analyst

The income from the joint ventures, what was the reason behind the large decline there?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Hang on a second, Vivo. I’m trying to get to the right page. I went from 109 to — remember that stays consistent year to year. It is very lumpy historically quarter-to-quarter. There is no direct change, and we only ever book an estimate in each quarter. That is our portion of the net income piece of Tivoli, and it is a small business, and those results fluctuate a great deal. But there is no systemic reason that I can tell you the cause of that change.

Vivian Ma - CIBC World Market — Analyst

Okay. A couple more questions. With Best Buy rolling out the Magnolia home theaters in some of your markets has that affected your ability to hire installers?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

No, it really hasn’t. Best Buy has been busy recruiting actually inside of Tweeter, and I think so far between the mid-Atlantic and the Northeast, we’ve lost two people so far, yes I think we’ve only lost two folks so I am actually pretty happy about that, actually put a fairly big push on. And so no, we haven’t and actually the March quarter has been one of our most successful recruiting quarters for installers yet. So I can’t really explain to you — I wish I knew the reasons for that. I would try to duplicate it but clearly Best Buy’s attempt with Magnolia really hasn’t had an impact on us at least not yet.

Vivian Ma - CIBC World Market — Analyst

Okay. Those 19 underperforming stores, are they already closed?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

No, we announced to them last night and we will run liquidation events and let them —.

Vivian Ma - CIBC World Market — Analyst

Okay, cause it looked like you excluded it from the total store count.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

That was a debate about whether you count it or not.

Vivian Ma - CIBC World Market — Analyst

So they will be like closed throughout the next — well this is the June quarter?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Correct.

Vivian Ma - CIBC World Market — Analyst

Okay, and just the last question, can you give an update on the performance of the new marketing campaign?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

The new marketing campaign I will tell you has had for the first six months mixed success. One of our hopes going into this for the six months is that it would turn the tide a bit for these 19 stores, and that hasn’t happened. These 19 stores by themselves for the first six months ran comps to the -12%. So it hasn’t been effective for that. It has been effective spotty in some stores. So we continue to have a dichotomy of stores where we have some that are performing well and some that are performing less well. So I would say that they have a mixed grade so far on the marketing for the first six months. And so we are in the midst right now — Sandy Bloomberg (ph) our founder is actually deeply involved in trying to get that re-energized.

Operator

Naomi Kooker from BBJ.

Naomi Kooker - BBJ — Analyst

Good morning. I would like to focus a little bit on New England since you are based there and we are too. Joe, I guess maybe this is working backwards but how come you’re not closing any stores in New England?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

We went through a fairly rigorous process. The primary filter for determining closed stores is — was contribution and cash flow.

Naomi Kooker - BBJ — Analyst

Okay.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

So if the stores in Massachusetts had hit that filter, they would have been closed.

Naomi Kooker - BBJ — Analyst

Can we talk about them on the upside in terms of same-store, same for sales and can you look regionally at this area and tell me how they are performing.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

No, I don’t give out regional comps.

Naomi Kooker - BBJ — Analyst

Okay. And then the 6% of your force, where is that? Is that due to the store closings, or is it administrative? Where in the company and where geographically?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Among the 6% I would tell you that a little more than half is directly related to store closings, and a little less than half is a reduction in force that is going on all across the country. So that 6% is happening geographically everywhere and even though there are not stores closing in New England, some of that 6% reduction is occurring here.

Naomi Kooker - BBJ — Analyst

Can you say out of the 6% how much in numbers or percentage of that?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

I actually don’t have that in front of me. If you would like to, you could follow up with me after the call.

Naomi Kooker - BBJ — Analyst

Okay, great. Thanks. And finally I think in terms of — statement today you’re going to continue opening stores.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Yes.

Naomi Kooker - BBJ — Analyst

Where are those openings? Are any in New England in the foreseeable future? If not or even if so, are you looking to open the prototype store that you’ve done in Vegas, or not?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

So the store openings that are coming this year, there is one in Bowie, Maryland; there is a second store opening in Vegas that will be very much into the vein of the prototype in Vegas. We also have a relocation happening in Oak Brook, Illinois where we will take Vegas prototype and bring many of those threads through to that store, as well. The Las Vegas prototype store for us is very much a laboratory where we are learning. We are learning a lot about what delivering higher services as a component of our total offering to our customer looks like, feels like and how we have to manage that. And as I said earlier, we are very excited with the early returns. We are seeing very high average tickets, improved gross margins. We do a lot of measuring if customer satisfaction. And so I’ll actually take this opportunity to pat the Las Vegas crew on their head because they are the first installation crew in the country that on our last customer satisfaction survey scored 100%. And so that was just a big, big deal around here that that happened. And that is the result of organizing the store that very much around delivering that promise of the services model. And so as they got those kinds of customer satisfaction stores was just terrific. And so you will see us as we continue to relocate, remodel stores, as we continue to take the learnings from Vegas we will pull that thread of what we learned from that about how to organize ourselves to continue to deliver that high promise. And you’ll see us continue to drive that as we do new stores and relocated stores.

Naomi Kooker - BBJ — Analyst

One last question. In that vein are you implementing any of those tactics in the stores that are or strategies that are open already? Are you looking for retraining your staff or —.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

There is a limited amount of that to start on already where we have truly compelling data. What I would remind you is the Vegas prototype store has only been open a couple of months. So pulling much of that through at the moment I would say at this point while there is certainly discussion around it, not much in terms of what’s happening inside the stores has changed. I will tell you that what we learned from the Vegas training and the early returns the first place that we put those learnings into actions is inside of our sales training program. And so our sales training program has undergone fairly substantial rewrite over the last couple of months and much of that is to try to take the early learnings from Vegas and to put that through the training. So folks all through the company are being exposed to some of those concepts and ideas at least right away.

Naomi Kooker - BBJ — Analyst

Thank you.

Operator

Pardon me, sir. We’re experiencing some technical difficulties right now, and I can not get to the next questioner. If you will hold for one moment.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Let me know if I need to start telling jokes. So folks as you heard, they seem to be experiencing a little technical piece. So if you could bear with us another minute, hopefully it will get fixed quickly.

Unidentified Speaker

So what is the protocol of leaving? Just hanging up?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

(indiscernible) you are on the conference. Howard, what would you like us to do?

Operator

Give me about one or two minutes, sir. I will be right with you. Just hold on. I’m trying to get it back, sir. We will be there shortly.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

Are the other folks on the conference able to hear me or not?

Operator

Yes, they are, unfortunately I couldn’t put you back in the subconference.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

That is okay.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — Interim CEO, VP & CFO

I think at this point we should terminate the conference call. For those of you who are still on the call and can still hear me, I think given the level of technical difficulty and what’s going on I think we will terminate the call. For those of you who did not get your questions answered, please feel free to call me directly and I will do my best to accommodate you. You can reach me directly at 781-830-3314. Thank you very much for participating and I apologize for the difficulty.

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